Exhibit 4.61

Equity Transfer Agreement

with respect to China Sunergy (Shanghai) Co., Ltd.

Between

China Electric Equipment Group Corporation

And

China Sunergy (Hong Kong) Co., Ltd.

The Agreement is entered into by the parties in Shanghai on September 1, 2008:

1.  The Transferor: China Electric Equipment Group Corporation (hereinafter referred to as the “Transferor”), a company established and existing under the laws of the People’s Republic of China,

2. The Transferee: China Sunergy (Hongkong) Co., Ltd., (hereinafter referred to as the “Transferee”), a company established and existing under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“China”).

(collectively referred to as the parties or individually as one party)

Brief Introduction

3. Brief introduction of the Transferor

1) Name: China Electric Equipment Group Corporation

2) Address: 88, Shengtai Road, Jiangning Economic and Technological Development Zone, Nanjing

3) Legal representative: Lu Tingxiu

4. Brief introduction of the Transferee

1) Name: China Sunergy (Hongkong) Co., Ltd.

2) Address: 12th Floor, Ruttonjee House 11, Duddel St Central, Hong Kong

3) Legal representative: Lu Tingxiu

Recitals

1. China Sunergy (Shanghai) Co., Ltd. (hereinafter referred to as the “Company”) is a Sino-foreign joint venture enterprise established under pertinent laws of the People’s Republic of China. The legal address of the Company is Plot No. V-25B, Western Science and Technology Park of Songjiang Industrial Zone, Shanghai. The Company was established on November 1, 2007, with a registered capital of USD 29.8 million, and the current paid-in capital is USD 5.969019 million. Now the Transferor holds 5% of shares of the Company.

2. Due to the business strategic adjustment of China Sunergy (Shanghai) Co., Ltd., the Transferor and Transferee agree to transfer 5% of equity of the Company held by the Transferor to the Transferee. In case that the Agreement is approved by the examination and approval authority to take effect under the law, the Equity Transfer Agreement comes into effect as of the date of execution (hereinafter referred to as the “Effective Date of Equity Transfer”).

3. Upon transfer of the equity, all the claims and debts of the Company occurred before the equity transfer remain to be borne by the Company. Employees employed by the Company before the equity transfer will continue to be employed by the Company after the equity transfer.

Article 1 Equity Transfer

1 In accordance with the terms and conditions herein, the Transferor will transfer its 5% of equity in the Company to the Transferee at the consideration of USD 299,019.96, and the Transferee will fulfill the capital contribution obligation unfulfilled.

2. The Transferor and Transferee jointly express mutual trust and cooperation, and will cooperate with the Company in processing formalities necessary for examination and approval of the equity transfer and the registration.

Article 2 Profit Distribution and Risk Sharing

The parties hereto agree upon effectiveness of the Agreement under the law:

1. The Transferee will exercise rights and fulfill obligations as the shareholder of the Company pursuant to Company’s Articles of Association, including but not limited to sharing profits and risks; and

2. The Transferor will not be entitled to any right, interest and obligation as the shareholder of the Company pursuant Company’s Articles of Association.

Article 3 Subsequent Actions

Upon execution of the Transfer Agreement by the Parties hereto:

A. The Board of the Company shall adopt relevant resolutions to approve modifications of the Articles of Association;

B. The parties hereto shall submit the Agreement, Modifications of the Articles of Association and Resolutions of the Board of the Company to the examination and approval authority for approval;

C. The parties shall fulfill their obligations to ensure that the Transferee becomes the shareholder of the Company under the law, including but not limited to obtaining new approval certificate from the examination and approval authority and processing change of industrial and commercial registration.

Article 4 Liability for Breach of Contract

In case of breach of contract by any party, it shall be settled in accordance with provisions of the Contract Law of the People’s Republic of China.

Article 5 Governing Laws and Settlement of Disputes

1. The Transfer Agreement is legally binding on each party, and is governed by pertinent laws of the People’s Republic of China and interpreted by laws of the People’s Republic of China.

2. In case of any dispute on the Agreement, the parties hereto shall settle it through friendly consultations. If no settlement is reached by negotiation, the disputes shall be submitted to Jiangsu Nanjing Intermediate Court for adjudication.

Article 6 Effectiveness and Termination and Miscellaneous

1. The Agreement shall be approved by the examination and approval authority after signed by authorized representatives of the parties hereto.

2. Any modification or supplement to the Agreement, which shall be set forth in a written agreement signed by the parties, comes into effect and becomes legally binding only after approved by the examination and approval authority in China.

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In case of inability of one party to fulfill obligations hereunder due to the force majeure, upon the consensus and application for approval from relevant examination and approval authority, the parties may terminate the Agreement..

3. Terms herein constitute the whole agreement of the parties with respect to the equity transfer.

4. The Agreement is prepared in Chinese in six duplicate copies, with each party holding one, the Company holding two and the examination and approval authority holding two.

In witness whereof, the Transferor and Transferee authorize their respective representatives to sign the Agreement on the date written above.

Transferor: China Electric Equipment Group Corporation /Seal/

Signature: /s/Lu Tingxiu

Name: /s/Lu Tingxiu

Title: Legal representative

Transferee: China Sunergy (Hongkong) Co., Ltd. /Seal/

Signature: /s/Lu Tingxiu

Name: /s/Lu Tingxiu

Title: Legal representative